UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
THRYV HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Letter to Stockholders
TO OUR STOCKHOLDERS:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Thryv Holdings, Inc., which will be held virtually at https://www.virtualshareholdermeeting.com/THRY2022 on June 9, 2022 at 9 a.m. Central Time. The Annual Meeting will be held in a virtual meeting format only and you will not be able to attend in person. Instructions for accessing the virtual meeting platform online are included in the proxy statement for this meeting.
The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Annual Meeting materials include the notice, proxy statement, our annual report, and proxy card.
Your vote is important. Whether or not you plan to attend the Annual Meeting virtually, please cast your vote as soon as possible by Internet, telephone or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend virtually. Returning the proxy does not affect your right to attend the Annual Meeting virtually or to vote your shares virtually during the Annual Meeting.
Sincerely,

Lesley Bolger
Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2022. THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT https://www.virtualshareholdermeeting.com/THRY2022.

2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261
Notice of Annual Meeting of Stockholders
TIME AND DATE:	June 9, 2022 at 9 a.m. Central Time

PLACE:
Our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) will be a virtual stockholder meeting, conducted via live audio webcast, a format designed to increase stockholder access, reduce the environmental impact of a physical meeting, save Thryv and our stockholders time and money and, during the current global pandemic, ensure the safety of participants. In addition to online attendance, this format provides stockholders with the opportunity to hear all portions of the official meeting, submit written questions during the meeting, and vote online during the open poll section of the meeting. You are invited to attend the live webcast of our meeting, vote your shares and submit questions at www.virtualshareholdermeeting.com/THRY2022. To join the meeting, you will need the 16-digit control number that is printed on your Notice Regarding the Availability of Proxy Materials (“Notice”). When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 8:45 a.m., Central Time, on June 9, 2022. If a bank, brokerage firm, or other nominee holds your shares, you should contact that organization for additional information.

ITEMS OF BUSINESS:	1.
Elect two Class II directors of Thryv Holdings, Inc., each to serve a three-year term expiring at the 2025 annual meeting of stockholders and until such director’s successor is duly elected and qualified.

	2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
	3.	Approve, on a non-binding advisory basis, the compensation of our named executive officers.
	4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE:
Only stockholders of record at the close of business on April 13, 2022 (the “Record Date”) are entitled to notice of, and to attend and vote at, the Annual Meeting and any adjournments or postponements thereof.

PROXY VOTING:
On or about April 28, 2022, we will mail to stockholders of record as of the Record Date (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice with instructions for accessing our proxy materials and voting instructions over the Internet, by telephone, or by mail. We expect that our proxy statement and other proxy materials will be available to stockholders on this same date. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

This Notice of the Annual Meeting, proxy statement, and form of proxy are being first distributed and made available to stockholders on or about April 28, 2022.
WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE OR REQUEST AND SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
By Order of the Board of Directors,

Lesley Bolger
Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary
April 28, 2022

PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of Thryv Holdings, Inc. for use at our 2022 Annual Meeting of Stockholders, or Annual Meeting, to be held virtually at www.virtualshareholdermeeting.com/THRY2022 on June 9, 2022 at 9 a.m. Central Time, and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting, or Proxy Statement, and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 28, 2022. An annual report for the fiscal year ended December 31, 2021 is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials. In this Proxy Statement, we refer to Thryv Holdings, Inc. as “Thryv,” “Company,” “we,” or “us.” References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission, or SEC, rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.
GENERAL INFORMATION ABOUT THE MEETING
PURPOSE OF THE ANNUAL MEETING
You are receiving this Proxy Statement because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.
RECORD DATE; QUORUM
Only holders of record of our common stock at the close of business on April 13, 2022, or the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 34,234,787 shares of common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters, at 2200 West Airfield Drive, DFW Airport, Texas 75261. If, due to COVID-19, our headquarters are closed during the ten days prior to the Annual Meeting, a stockholder may send a written request to our Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary at 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas, 75261, and we will arrange a way for the stockholder to inspect the list.
The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.
VOTING RIGHTS; REQUIRED VOTE
In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of common stock represents one vote. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the Internet or, if you request or receive paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Each director will be elected by a plurality of the votes cast, which means that the two individuals nominated for election to our board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL”, “WITHHOLD ALL”, or vote “FOR ALL EXCEPT” one or more of the nominees you specify. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 will be by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. The compensation of our named executive officers will be approved by a non-binding advisory vote by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.
RECOMMENDATIONS OF OUR BOARD OF DIRECTORS ON EACH OF THE PROPOSALS SCHEDULED TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL		BOARD RECOMMENDATION
PROPOSAL 1	The election of the Class II directors named in this Proxy Statement	For All Nominees
PROPOSAL 2	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	For
PROPOSAL 3	Non-binding advisory vote on the compensation of our named executive officers	For
ABSTENTIONS; BROKER NON-VOTES
Abstentions occur when shares present at the Annual Meeting are marked “Abstain.” Under Delaware law, abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. Abstentions are considered shares present and entitled to vote on Proposal No. 2 and Proposal No. 3, and, thus, will have the same effect as a vote “Against” Proposal No. 2 and Proposal No. 3. At the Annual Meeting, withhold votes will have no effect on Proposal No. 1.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. Under Delaware law, broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum is present. However, brokers have limited discretionary authority to vote shares that are beneficially owned. While a broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only Proposal No. 2 is considered a routine matter and brokers have discretionary authority to vote shares that are beneficially owned on Proposal No. 2. If a broker chooses not to vote shares for or against Proposal No. 2, it would have the same effect as a vote “Against” Proposal No. 2. The other proposals presented at the Annual Meeting are non-routine matters and therefore broker non-votes are not deemed to be shares entitled to vote on and will have no effect on Proposal No. 1 and Proposal No. 3.

VOTING INSTRUCTIONS; VOTING OF PROXIES
VOTE BY INTERNET AT THE ANNUAL MEETING	VOTE BY TELEPHONE OR INTERNET	VOTE BY MAIL
You may vote via the virtual meeting website—any stockholder can attend the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/
THRY2022, where stockholders may vote and submit questions during the meeting. The meeting starts at 9 a.m. Central Time. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.
You may vote by telephone or through the Internet—in order to do so, please follow the instructions shown on your proxy card.
You may vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign, and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your completed, signed, and dated proxy card must be received prior to the Annual Meeting.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on June 8, 2022. Submitting your proxy, whether by telephone, through the Internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote at the Annual Meeting should you decide to attend the Annual Meeting virtually. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of certain of the proposals. However, broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone, through the Internet, or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign, and return each proxy card you received to ensure that all of your shares are voted.
We recommend that you vote your shares in advance of the meeting as instructed above, even if you plan to attend the Annual Meeting virtually.

REVOCABILITY OF PROXIES
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•	delivering to our Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary by mail a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or through the Internet; or
•	attending virtually and voting during the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
EXPENSES OF SOLICITING PROXIES
We will pay the expenses of soliciting proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees, and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.
VOTING RESULTS
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

CORPORATE GOVERNANCE
We are committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management pursue our strategic objectives for the benefit of our stockholders.
INDEPENDENCE OF DIRECTORS
The listing rules of the Nasdaq Stock Market LLC, or Nasdaq, generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of our audit, compensation, and nominating and corporate governance committees be independent.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Amer Akhtar, Bonnie Kintzer, Ryan O’Hara, John Slater, Lauren Vaccarello and Heather Zynczak do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.
BOARD LEADERSHIP STRUCTURE
The board of directors is committed to promoting effective, independent governance of the Company. The board of directors believes it is in the best interests of the stockholders and the Company for the board of directors to have the flexibility to select the best director to serve as Chairman at any given time, regardless of whether that director is an independent director or the Chief Executive Officer.
During fiscal year 2021, prior to November 30, 2021, Jason Mudrick served as our Chairman. In connection with Mr. Mudrick’s resignation from the board of directors effective November 30, 2021, the board of directors determined that it was in the best interests of the stockholders and the Company for Mr. Walsh to serve as our Chairman as well as our Chief Executive Officer and for Mr. Slater to serve as Lead Independent Director.
The board of directors believes that this structure is effective and best for the Company at this point in time for several reasons. Mr. Walsh has been the Chief Executive Officer and a director since October 2014. Mr. Walsh also holds a significant number of shares of our common stock. The board of directors believes that as a long-term executive officer, director and significant stockholder, Mr. Walsh is well qualified to serve as our Chairman and Chief Executive Officer, and his interests are aligned with the Company’s stockholders. Furthermore, Mr. Walsh has extensive experience and knowledge of the Company and in the areas of SaaS software and small and medium sized businesses. Mr. Walsh is the person with primary responsibility for our day-to-day operations and the execution of our strategies. Because our performance is one of the most important topics at meetings of the board of directors, Mr. Walsh is well-suited to chair these discussions. This allows him to highlight important issues without unnecessary procedural delay. It also allows him to provide the proper context and background, including access to members of management and Company and industry reports, for each issue considered by the board of directors. Mr. Walsh’s extensive knowledge of the Company and involvement with day-to-day activities also helps ensure effective risk oversight for the Company. Mr. Walsh adheres to an “open door” policy in his communications with members of the board of directors and talks frequently with board members. Furthermore, board members are encouraged to freely communicate with any member of management at any time. The board of directors also believes it is beneficial, in terms of its relationship with employees, stockholders, customers, business partners and others, to provide a single voice for the Company through Mr. Walsh. Having one person serve as both our Chairman and Chief Executive Officer demonstrates for our employees, stockholders, customers, business partners and others that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the board of directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Company. In addition, in Mr. Walsh, the board of directors has found an effective leader who is able to facilitate open and productive discussion, effectively utilize each individual director’s unique perspective and expertise, lead the board of directors in innovative and creative problem solving and, by virtue of his personal investment in the Company, to represent the interests of our stockholders as a whole.
To help ensure the independence of the board of directors, our Lead Independent Director has assumed certain responsibilities pertaining to the operation of the board of directors. The Lead Independent Director presides over all executive sessions of the non-management directors and other meetings of the board of directors in the absence of the Chairman, serves as the principal liaison to the non-management directors and consults with the Chief Executive Officer regarding information to be sent to the board of directors, meeting agendas and establishing meeting schedules. In order to give a significant voice to our non-management directors, our non-management directors will meet regularly in executive session in 2022.
COMMITTEES OF OUR BOARD OF DIRECTORS
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below.

Each of these committees has a written charter approved by our board of directors. Copies of the charters for each committee are available, without charge, upon request in writing to Thryv Holdings, Inc., 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261, Attn: Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary, or in the “Investor Relations” section of our website, which is located at https://investor.thryv.com. Directors serve on these committees until their resignations or until otherwise determined by our board of directors.
AUDIT COMMITTEE
The primary purposes of our audit committee are to assist the Board’s oversight of:
•	audits of our financial statements;
•	the integrity of our financial statements;
•	our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;
•	the qualifications, engagement, compensation, independence, and performance of our independent auditor; and
•	the performance of our internal audit function.
Our audit committee consists of Mr. Akhtar, Mr. Slater and Ms. Zynczak, with Mr. Slater serving as chair of the audit committee. Each of Mr. Slater and Ms. Zynczak qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d) of Regulation S-K. Our board of directors has affirmatively determined that Mr. Akhtar, Mr. Slater and Ms. Zynczak meet the definition of an “independent director” for the purposes of serving on the audit committee under applicable Nasdaq rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our audit committee is governed by a charter that complies with the Nasdaq listing rules. The audit committee met four times in 2021.
COMPENSATION COMMITTEE
The primary purposes of our compensation committee are to assist the board of directors in overseeing our management compensation policies and practices, including:
•	determining and approving the compensation of our executive officers; and
•	producing an annual report regarding the Compensation Discussion and Analysis included in the Company’s proxy statement and annual report on Form 10-K.
Our compensation committee consists of Ms. Kintzer, Mr. Slater and Ms. Vaccarello, with Ms. Kintzer serving as chair of the compensation committee. Each member of the compensation committee qualifies as an independent director under the Nasdaq listing rules. Our compensation committee is governed by a charter that complies with the rules of Nasdaq. The compensation committee met five times in 2021.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The primary purposes of our nominating and corporate governance committee are:
•	making recommendations to the board of directors regarding nomination of individuals as members of the board of directors and its committees;
•	assisting the board of directors with identifying individuals qualified to become board of directors members; and
•	determining corporate governance practices and related matters.
Our nominating and corporate governance committee consists of Mr. Akhtar, Mr. O’Hara and Ms. Vaccarello, with Mr. O’Hara serving as chair of the nominating and corporate governance committee. Each member of the compensation committee qualifies as an independent director under the Nasdaq listing rules. The nominating and corporate governance committee is governed by a charter that complies with the rules of Nasdaq. The nominating and corporate governance committee met four times in 2021.
OUR BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT
Our board of directors has primary responsibility for the oversight of our risk management and, either as a whole or through the audit committee, discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. This risk oversight process includes the audit committee of the board of directors (i) identifying major risk areas and (ii) presenting such exposure to the board of directors to assess our risk identification, risk management and mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk.
At each regular meeting of the audit committee of our board of directors, of which there were four in 2021, our management provides reports relating to existing and emerging risks at our Company, including, as appropriate, risk assessments, cyber and data security risks, privacy updates and any security incidents. The Company’s internal Governance, Risk, Ethics and Compliance Committee also meets quarterly to discuss cyber and data security risks.
BOARD AND COMMITTEE MEETINGS AND ATTENDANCE
Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During fiscal year 2021, our board of directors met five times, the audit committee met four times, the compensation committee met five times and the nominating and corporate governance committee met four times. During fiscal 2021, each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served.

BOARD ATTENDANCE AT ANNUAL STOCKHOLDERS’ MEETING
Our policy is to invite and encourage each member of our board of directors to be present at our annual meeting of stockholders. The 2021 Annual Meeting was our first annual meeting, and all directors attended the 2021 Annual Meeting.
COMMUNICATION WITH DIRECTORS
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors, or a specific member of our board of directors (including our Chairperson or Lead Independent Director) may do so in writting addressed to the attention of our Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary.
All communications are reviewed by the Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary and provided to the members of our board of directors as appropriate. Unsolicited items, sales materials, abusive, threatening, or otherwise inappropriate materials, and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The address for these communications is:
Thryv Holdings, Inc.
2200 West Airfield Drive
P.O. Box 619810,
DFW Airport, Texas 75261,
Attn: Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer
and Secretary
CODE OF ETHICS AND BUSINESS CONDUCT
We have adopted a Code of Ethics and Business Conduct that applies to all our employees and the members of our board of directors. Our Code of Ethics and Business Conduct is posted on the “Investors” section of our website, which is located at https://investor.thryv.com under “Governance Documents” in the “Governance” section of our website. We intend to satisfy the disclosure requirements regarding amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct by posting such information on our website at the address and location specified above.
CORPORATE SOCIAL RESPONSIBILITY
Our culture is shaped by our core values, which are as follows:
•	Client Devoted
•	DONE3 (Make a Clear Commitment, Deliver on Your Commitment, and Follow-Up to Ensure Satisfaction)
•	Act Like You Own the Place
•	Invest in Our People
•	Under Promise, Over Deliver
•	Making Money is a Byproduct of Helping People
•	Think Long-Term; Act with Passion and Integrity
As part of our core value of “invest in our people”, we support various initiatives. We strive to ensure our work environment reflects diversity, fairness and meritocracy. Our Diversity and Inclusion Council provides a voice for our diverse employees to share insights, communicate with leadership, and generate ideas and actions to enhance and impact diversity at the Company. The Diversity and Inclusion Council plans and sponsors events to celebrate diversity and inclusion and create opportunities for networking and mentorship within diverse groups.
We prioritize and invest in creating opportunities to help employees grow and build their careers through training and development programs. These include online and on-the-job learning formats.

•
Our Emerging Leaders Program is designed to help identify and develop future leaders. Once identified, Emerging Leaders are provided focused leadership and management skill development programs – instructor-led, online and on-the-job.

•
Our New Manager Training Program is provided to newly promoted managers to develop and enhance their people management and leadership skills. This program aims to set up newly promoted people managers for success while developing a network of colleagues from which to draw support and counsel.

Our Tuition Assistance Program supports lifelong learning of all employees. Through a generous reimbursement program, eligible employees who have been with the Company a minimum of six months may seek continuous education and personal development to support their career aspirations while contributing to our collective growth and success. Eligible coursework may be aimed at achievement of an Associate’s, Bachelor or Master’s degree or may be specialized in various certificate/certification programs. We require participants in the Tuition Assistance Program to remain with the Company for one year following completion of their education program.
ENVIRONMENTAL MANAGEMENT
The preferred source of fiber used in the pulp for directory paper comes from residual chips and other byproducts produced by the lumber industry when logs are converted into lumber. The chips become paper pulp instead of being burned or going into landfills. Not only is it beneficial to the environment but it benefits the economy of many regions that depend on the lumber industry. Our paper suppliers primarily source paper from certified sustainable forestry practices. In 2020, Thryv moved to a remote work from home environment, further decreasing our carbon footprint by reducing carbon emissions from cars and energy use in office buildings.
Thryv has moved away from placing directories on every doorstep and implemented a targeted distribution to give printed directories of business ads and listings only to the people who use the printed directories. We have also extended the life of our printed directories from 12 months to 18 or 24 months, and formatted our printed directories to be smaller. As a result, Thryv, in cooperation with the various telephone companies, has dramatically reduced the number of white page residential listings books that are printed and distributed and established digital versions of its directories to further reduce the number of directories printed on paper.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
NOMINATION TO THE BOARD OF DIRECTORS
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our fourth amended and restated certificate of incorporation and second amended and restated bylaws, and the criteria established by the committee regarding director candidate qualifications. The nominating and corporate governance committee is responsible for identifying, screening and recommending candidates to the entire board of directors for membership. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates. When deemed prudent, the committee may also engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
In accordance with the terms of our amended and restated stockholders’ agreement, as described below under “Certain Relationships and Related Party Transactions”, at the time of our direct listing in October 2020, Amer Akhtar, Jason Mudrick, Ryan O’Hara, Lauren Vaccarello and Heather Zynczak were nominated for election to the board of directors by certain entities affiliated with Mudrick Capital Management, L.P. (“Mudrick Capital”), Bonnie Kintzer was nominated by GoldenTree Asset Management LP (“GoldenTree”) and John Slater was nominated by Paulson & Co. Inc. (“Paulson”). As described further in this Proxy Statement, our board of directors has nominated Mr. O’Hara and Ms. Zynczak for re-election at the Annual Meeting.
Currently, the nomination rights of Paulson and GoldenTree have expired. Additionally, Mudrick Capital’s nomination rights have decreased to two nominees. For 2022, Mudrick Capital did not elect to re-nominate any directors.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Additional Information—Stockholder Proposals to Be Presented at Next Annual Meeting.”
DIRECTOR QUALIFICATIONS; DIVERSITY
The nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members of the board of directors), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, understanding of the Company’s business on a technical level, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors. The nominating and corporate governance committee and the board of directors will take into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current directors and making its recommendations to the Company’s stockholders.
The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, to be in our Company’s and stockholders’ best interests.

The following table shows certain diversity information for the members of our board of directors as of the date indicated.
BOARD DIVERSITY MATRIX (AS OF APRIL 13, 2022)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	3	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

PROPOSAL NO. 1 ELECTION OF DIRECTORS
Our board of directors currently consists of seven directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class II will stand for election at the Annual Meeting. The terms of office of directors in Class I and Class III do not expire until the annual meetings of stockholders held in 2024 and 2023, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the two Class II nominees named below, each of whom is currently serving as a director in Class II, be elected as a Class II director for a three-year term expiring at the 2025 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Each director will be elected by a plurality of the votes cast, which means that the two individuals nominated for election to our board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected.
Shares represented by proxies will be voted “FOR” the election of each of the two nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes for the election of directors.
NOMINEES TO OUR BOARD OF DIRECTORS
The nominees and their ages, occupations, and length of service on our board of directors as of the date of this Proxy Statement, are provided below.
Ryan O’Hara
Mr. O’Hara, age 53, has served as a director since September 2020. Mr. O’Hara has served as an advisor to Apollo Global Management in the technology and media sectors since January 2020. From June to December 2019, Mr. O’Hara served as the Chief Executive Officer of Shutterfly, Inc., where he also served as a director from June to October 2019. Previously, from January 2015 to June 2019, Mr. O’Hara served as the Chief Executive Officer of Move Inc./Realtor.com. Mr. O’Hara has also served as a board member on the board of REA Group Limited from June 2017 to April 2019. Prior to 2015, Mr. O’Hara also served in senior management roles at the Madison Square Garden Company and Gemstar–TV Guide International, Inc., and worked at Nestlé S.A., Fox Cable Networks, British Sky Broadcasting Group, and PricewaterhouseCoopers LLP. Mr. O’Hara currently serves on the board of Offerpad and TKB Critical Technologies, and the advisory council for the Stanford University Center on Longevity. Mr. O’Hara holds a Bachelor of Arts degree in Economics from Stanford University, a Master of Business Administration from Harvard Business School and the Director Certificate from Harvard Business School. We believe Mr. O’Hara is qualified to serve on our board of directors because of his significant experience with technology and recurring revenue models, and his deep experience serving on the board of directors of both public and private companies.
Heather Zynczak
Ms. Zynczak, age 50, has served as a director since September 2020. Ms. Zynczak served as the Chief Marketing Officer of Pluralsight, Inc., a technology learning platform for enterprises from August 2016 to October 2020. Previously, Ms. Zynczak served as the Chief Marketing Officer of Domo Inc., a cloud operating system for businesses, from 2012 to 2016. Previously, Ms. Zynczak also held executive positions at enterprise technology companies, including SAP SE and Oracle Corporation, and she served as a business consultant for Accenture plc, The Boston Consulting Group and Booz Allen Hamilton Inc. Ms. Zynczak has served as a director of ExpertVoice, Demandbase and Digital Transformation Opportunities since March 2021, and served as a director of SaltStack, Inc. from October 2018 to October 2020. Ms. Zynczak holds a Bachelor of Business Administration degree in Finance from The University of Texas at Austin and holds a Master of Business Administration from The Wharton School at the University of Pennsylvania. We believe that Ms. Zynczak is qualified to serve on our board of directors because of her substantial digital marketing and technology experience, including key roles in building successful SaaS companies, and her board level experience.
CONTINUING DIRECTORS
The directors who are serving for terms that end after the Annual Meeting and their ages, occupations, and length of service on our board of directors as of the date of this Proxy Statement are provided below.

Joseph A. Walsh (Class III director)
Mr. Walsh, age 59, is our Chairman and Chief Executive Officer. He has served as Chairman since December 2021, and as Chief Executive Officer and a Director since October 2014. Mr. Walsh also serves as the Chief Executive Officer and Chairman of Walsh Partners, a private company focused on investments and advisory services, from January 2012 and has served as the Chairman of Cambium Learning Group, a leading educational technology company, from June 2012 to December 2018. Mr. Walsh also previously served as President and CEO of Yellowbook, Inc. We believe Mr. Walsh is qualified to serve on our board of directors because he brings a wealth of leadership experience, particularly in the areas of SaaS software, small and medium sized business (“SMB”) marketing and strategic direction, and because of the operational expertise and continuity that he brings to our board of directors as our Chief Executive Officer.
Amer Akhtar (Class I director)
Mr. Akhtar, age 52, has served as a director since September 2020. Mr. Akhtar served as the Chief Executive Officer of Celential.ai Inc., a venture-funded provider of AI-based recruiting solutions from January 2020 to January 2022. From April 2019 to October 2019, Mr. Akhtar served as the Chief Revenue Officer of DeepMap Inc., a high definition mapping software provider for autonomous driving. From April 2016 to March 2019, Mr. Akhtar was the Chief Operating Officer, Head of U.S. and advisor to the CEO of XPT Inc., or XPT, a division of the electric vehicle company NIO, Inc. Prior to joining XPT, from November 2014 to April 2016, Mr. Akhtar was VP and General Manager of Yahoo Small Business, a technology business focused on e-commerce and online presence. Mr. Akhtar has also served as a board member of Zeuss Inc. from 2014 to 2019 and as an advisory board member of PayActiv Inc., a financial wellness platform, since 2014. Mr. Akhtar also spent almost a decade at Automatic Data Processing, Inc., or ADP, including from 2009 to 2013, in which he was Managing Director and Country President for ADP in Shanghai, China. Mr. Akhtar graduated from Amos Tuck School of Business at Dartmouth College. We believe that Mr. Akhtar is qualified to serve on our board of directors because of his technology and software expertise, and his deep experience with SMBs.
Bonnie Kintzer (Class I director)
Ms. Kintzer, age 60, has served as a director since September 2020. Ms. Kintzer has served as the President and Chief Executive Officer of Trusted Media Brands, Inc., a media and direct marketing company since April 2014. Ms. Kintzer has also served as a director of Trusted Media Brands, Inc. since April 2014, and a director of SilverSPAC since September 2021. Previously, Ms. Kintzer served as Chief Executive Officer for Women’s Marketing Inc. from April 2010 to March 2014, where she also served as a director from September 2009 to December 2015. Ms. Kintzer served as Chairperson of the Reader’s Digest Foundation until March 2022, as a director of Union Savings Bank from October 2020 to March 2022, and currently serves as Chairperson of the 40 Million Story Campaign for United Through Reading. Ms. Kintzer also serves as a member of the board of directors for the Children’s Learning Center of Fairfield County and is Chair of the MPA – The Association of Magazine Media. Ms. Kintzer holds a Master of Business Administration from Harvard Business School and a Bachelor of Arts degree from Clark University. We believe that Ms. Kintzer is qualified to serve on our board of directors due to her relevant leadership experience in the digital marketing arena, and, more specifically, with the rebranding of the Reader’s Digest Association into a digital-first company.
John Slater (Class III director)
Mr. Slater, age 49, has served as a director since July 2016 and as Lead Independent Director since December 2021. He has served as the Chief Investment Officer for Hum Capital Inc. since September 2021. Mr. Slater previously served on our board of directors from 2013 to 2015. Mr. Slater served as Managing Director, Head of Credit at GPI Capital L.P from January 2020 to December 2020. From 2009 to November 2019, Mr. Slater was a partner at Paulson, focusing on investments in the media, telecom and technology sectors. Prior to Paulson, Mr. Slater served as Vice President at Lehman Brothers Holdings, Inc. in the Global Trading Strategies Group and as a senior director of finance at NextSet Software, Inc. Mr. Slater holds both his Bachelor and Master of Arts degrees from the University of Cambridge and his Master of Business Administration from INSEAD, France. We believe Mr. Slater is qualified to serve on our board of directors because of his extensive background in accounting, technology sector investing and operations, and capital markets, and his board level experience.

Lauren Vaccarello (Class I director)
Ms. Vaccarello, age 38, has served as a director since September 2020. Ms. Vaccarello served as the Chief Marketing Officer of Talend S.A., a data integration and data integrity company from July 2019 to October 2021. Previously, Ms. Vaccarello served as the Vice President of Customer Engagement and Vice President of Marketing at Box, Inc., a cloud content management company, from July 2015 to October 2018. From August 2014 to July 2015, Ms. Vaccarello served as the Senior Vice President of Marketing of Sysomos Inc. Ms. Vaccarello has also held executive leadership roles at the AdRoll Group and Salesforce.com, Inc. Ms. Vaccarello has served as a director of SalesHood Inc. since July 2019. Ms. Vaccarello holds a Bachelor of Science degree in Marketing from Emerson College. We believe that Ms. Vaccarello is qualified to serve on our board of directors because of her expertise in digital marketing and her success in growing several SaaS companies.
NON-EMPLOYEE DIRECTOR COMPENSATION
Our non-employee directors receive an annual retainer for board and committee service of $100,000, and each committee chairperson receives an additional annual fee of $20,000. Beginning in 2022, the Lead Independent Director also receives an additional annual fee of $35,000.
Annual cash retainers for board, Lead Independent Director and committee chair service are paid on a quarterly basis in advance.
Mr. Walsh, our Chairman and Chief Executive Officer, does not receive compensation for his services as a director. See “Compensation Tables - Summary Compensation Table” for a discussion of the compensation earned by Mr. Walsh during fiscal year 2021.
Director Compensation - Fiscal Year 2021
Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)	All Other Compensation ($)	Total ($)
Amer Akhtar	100,000	—	—	100,000
Bonnie Kintzer	120,000	—	—	120,000
Jason Mudrick(1)	100,000	—	—	100,000
Ryan O’Hara	120,000	—	—	120,000
John Slater	120,000	—	—	120,000
Lauren Vaccarello	100,000	—	—	100,000
Heather Zynczak	100,000	—	—	100,000
(1)	Mr. Mudrick resigned from the board of directors on November 30, 2021.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF THE CLASS II DIRECTORS

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On April 11, 2022, our audit committee dismissed Ernst & Young LLP (“Ernst and Young”) our previous independent registered public accounting firm for the years ended December 31, 2013 through 2021. On April 14, 2022, our audit committee engaged Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the year ending December 31, 2022. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so.
The ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and voting affirmatively or negatively on the proposal. In the event that Grant Thornton is not ratified by our stockholders, the audit committee will review its future selection of Grant Thornton as our independent registered public accounting firm.
Representatives of Ernst & Young and Grant Thornton are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually.
During the fiscal years ended December 31, 2020 and 2021, aggregate fees for services and related expenses provided by Ernst & Young LLP were as follows:
	Fiscal Year Ended December 31, 2020 ($ in thousands)	Fiscal Year Ended December 31, 2021 ($ in thousands)
Audit Fees(1)	$3,617	$7,465
Audit-Related Fees(2)	164	—
Tax Fees(3)	—	57
All Other Fees(4)	2	36
Total Fees	$3,783	$7,558
(1)
“Audit fees” include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, consents, and services that are normally provided in connection with regulatory filings or requirements. Audit fees also include accounting consultations and research related to the integrated audit.

(2)
“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These include services related to the preparation for compliance with section 404 of the Sarbanes-Oxley Act of 2002 and accounting matters in connection with acquisitions.

(3)	“Tax fees” include fees billed for tax compliance, consultation and planning services
(4)	“All other fees” includes fees billed for publications and online subscriptions.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As noted above, on April 11, 2022, our audit committee dismissed Ernst & Young as our independent registered public accounting firm, and on April 14, 2022, our audit committee engaged Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2022.
The reports of Ernst and Young on our consolidated financial statements for the years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During our two most recent fiscal years and subsequent interim period through April 11, 2022, there were (1) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between us and Ernst and Young on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Ernst and Young would have caused Ernst and Young to make reference to the subject matter of the disagreements in their reports on our consolidated financial statements for such periods and (2) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

We provided a copy of the foregoing disclosures to Ernst and Young and requested that Ernst and Young furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements made herein. A copy of the letter furnished in response to that request was filed as Exhibit 16.1 to a Form 8-K filed with the SEC on April 15, 2022.
During our two most recent fiscal years and subsequent interim period through April 14, 2022, neither the Company, nor anyone acting on its behalf, consulted Grant Thornton regarding either (1) the application of accounting principles to specified transactions, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Grant Thornton that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (2) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm, and the fees for the services to be performed. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

REPORT OF THE AUDIT COMMITTEE
The purpose of our audit committee is to assist our board of directors with oversight of (i) the integrity of the Company’s financial statements, (ii) compliance with legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications and independence, and (iv) the performance of the Company’s independent auditor and internal audit function. Our audit committee’s principal responsibility is one of oversight. Our management is responsible for determining that our financial statements are complete, accurate, and in accordance with generally accepted accounting principles and establishing satisfactory internal control over financial reporting. The independent auditor is responsible for auditing our financial statements and the effectiveness of our internal control over financial reporting. Our internal and outside counsel are responsible for assuring compliance with laws and regulations and our corporate governance policies.
In the performance of its oversight function, our audit committee has:
•	reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2021 with management and Ernst & Young LLP;
•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•
received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our audit committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on these reviews and discussions, we recommended to our board of directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on March 15, 2022.
THE AUDIT COMMITTEE
Amer Akhtar
John Slater, Chair
Heather Zynczak

EXECUTIVE OFFICERS
The names of our executive officers, their ages as of the date of this Proxy Statement and their positions are shown below.
NAME	AGE	POSITION
Joseph A. Walsh	59	Chairman and Chief Executive Officer
Paul D. Rouse	63	Chief Financial Officer, Executive Vice President and Treasurer
Gordon Henry	61	Chief Strategy Officer and Executive Vice President
James Mccusker	59	Chief Revenue Officer and Executive Vice President
John Wholey	57	Chief Operations & Information Officer and Executive Vice President
Lesley Bolger	43	Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary
Our board of directors chooses executive officers, who then serve at the discretion of our board of directors. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers. The biographical information for our Chairman and Chief Executive Officer, Mr. Joseph A. Walsh, is provided above under “Continuing Directors”.
Paul D. Rouse
Mr. Rouse has served as our Chief Financial Officer, Executive Vice President and Treasurer since November 2014. Mr. Rouse previously served as the Chief Financial Officer for Apple and Eve, LLC from March 2012 to October 2014. Prior to joining Apple and Eve, LLC, Mr. Rouse was the Vice President of Finance, Corporate and Business Development and Treasurer of Yellowbook, Inc. Mr. Rouse graduated from Long Island University with a Bachelor of Science degree in Accounting.
Gordon Henry
Mr. Henry has served as our Chief Strategy Officer and Executive Vice President since September 2019. Mr. Henry previously served as our Chief Marketing Officer and Executive Vice President from October 2014 to September 2019. Mr. Henry also previously served as Head of Mergers and Acquisition and Corporate Consulting for Walsh Partners from January 2014 to September 2014. Prior to his tenure at Walsh Partners, Mr. Henry served as Vice President and General Manager at Deluxe Corp. and Chief Marketing Officer for Yellowbook, Inc. Mr. Henry received his Bachelor of Arts from Yale University and his master of business administration from the Wharton School at the University of Pennsylvania.
James McCusker
Mr. McCusker has served as our Chief Revenue Officer and Executive Vice President since September 2015. Mr. McCusker previously served as our Vice President of Expansion Channel Sales from May 2015 to September 2015. Before joining Thryv, Mr. McCusker was Chief Sales Officer at eLocal.com from October 2014 to May 2015 and President and Chief Sales Officer of hibu, Inc. (“hibu”), formerly Yellowbook, Inc., from April 2012 to March 2013. Mr. McCusker also previously served various roles at Yellowbook, Inc., including Chief of Sales and Vice President of Sales. Mr. McCusker received his bachelor’s degree in Business Administration from LaSalle University.
John Wholey
Mr. Wholey has served as our Chief Operations & Information Officer and Executive Vice President since January 2015. Prior to that role, Mr. Wholey previously served as an advisor to the Company from November 2014 to January 2015. Mr. Wholey previously served as Vice President/Head of Contact Centers in the U.S. and U.K. for hibu and its predecessor, Yellowbook, Inc. from February 2000 to October 2014. Mr. Wholey received his bachelor’s degree in Industrial Engineering from Worcester Polytechnic Institute and his Master of Business Administration in Finance from Drexel University.

Lesley Bolger
Ms. Bolger has served as our Chief Legal Officer & Human Resources and Executive Vice President, since October 2021, and our Chief Compliance Officer and Secretary since June 2019. Ms. Bolger previously served as our Vice President of Corporate Counsel since June 2020, as our Assistant Vice President of Corporate Counsel from July 2019 to June 2020, as our Assistant General Counsel from July 2017 to June 2019 and as our Senior Counsel from December 2006 to July 2017. Ms. Bolger received her Bachelor of Arts degree in Finance, her Master of Business Administration and her Juris Doctorate from Texas Tech University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth, as of April 13, 2022, certain information with respect to the beneficial ownership of our common stock for each of our executive officers, each of our directors, all of our directors and executive officers as a group and each person we know to be the beneficial owner of more than 5% of our common stock.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares of common stock issuable pursuant to options and warrants that are exercisable or settled within 60 days of April 13, 2022. Shares of common stock issuable pursuant to options and warrants are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. The percentage of beneficial ownership for the following table is based on 34,234,787 shares of common stock outstanding as of April 13, 2022.
The business address of each beneficial owner is c/o Thryv Holdings, Inc., 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261, unless otherwise indicated below.
Name of Beneficial Owner	Number of Shares	Shares that may be Acquired within 60 Days	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
5% Stockholders:
Affiliates of Mudrick(1)	6,939,333	—	6,939,333	20.3%
FMR LLC (2)	3,675,268	—	3,675,268	10.7%
Wasatch Advisors, Inc.(3)	2,408,803		2,408,803	7.0%
Affiliates of Paulson(4)	2,137,944	—	2,137,944	6.2%
BlackRock, Inc.(5)	2,185,526	—	2,185,526	6.4%
Yosemite Sellers Representative LLC (“Yosemite”)(6)	1,804,715	—	1,804,715	5.3%
Named Executive Officers and Directors:
Joseph A. Walsh(7)	1,933,785	462,963	2,396,748	6.9%
Paul D. Rouse(8)	28,851	172,558	201,409	*
Gordon Henry(9)	8,291	191,808	200,099	*
James McCusker(10)	13,851	187,558	201,409	*
John Wholey(11)	101,851	99,558	201,409	*
Amer Akhtar(12)	1,000	13,889	14,889	*
Bonnie Kintzer(13)	837	13,889	14,726	*
Ryan O’Hara(14)	1,250	13,889	15,139	*
John Slater(15)	—	13,889	13,889	—
Lauren Vaccarello(15)	—	13,889	13,889	—
Heather Zynczak(16)	840	13,889	14,279	*
Directors and Executive Officers as a Group (12 persons)(18)	2,091,794	1,244,774	3,336,568	9.4%
*	Represents beneficial ownership of less than 1% of total shares of common stock outstanding.
(1)
Consists of 809,780 shares of common stock held of record by Blackwell Partners LLC Series A, 1,067,321 shares of common stock held of record by Boston Patriot Batterymarch St. LLC, 935,872 shares of common stock held of record by Mudrick Distressed Opportunity Drawdown Fund II, L.P., 2,072,911 shares of common stock held of record by Mudrick Distressed Opportunity Fund Global, L.P., 204,793 shares of common stock held of record by P. Mudrick LTD, 66,043 shares of common stock held of record by Verto Direct Opportunity GP, LLC, and 1,782,613 shares of common stock held of record by Verto Direct Opportunity II, L.P. Jason Mudrick is the founder, general partner and Chief Investment Officer of Mudrick Capital. Mr. Mudrick through Mudrick Capital, is responsible for the voting and investment decisions relating to such shares of common stock. Each of the aforementioned entities and individuals disclaims beneficial ownership of the shares of the common stock held of record by any other entity or individual explicitly named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals explicitly named in this footnote is c/o Mudrick Capital Management, L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022. Share ownership is based on a Form 4 dated April 14, 2022.

(2)
FMR LLC currently holds 3,675,268 shares of the Company. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The business address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Share ownership is based on Amendment No. 1 to Schedule 13G dated March 10, 2022.
(3)	The business address for Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108. Share ownership is based upon Schedule 13G dated February 10, 2022.
(4)
Consists of 2,137,944 shares of common stock held of record by funds affiliated with Paulson & Co. Inc. Paulson manages the funds. In its role as manager, Paulson possesses voting and investment power over the securities that are owned by the funds. John Paulson is the controlling person of Paulson. Each of Paulson and John Paulson may be deemed to indirectly beneficially own the securities directly owned by the funds. The address of each of the entities and individuals explicitly named in this footnote is c/o Paulson & Co. Inc., 1133 Avenue of the Americas, New York, NY 10036. Share ownership is based on Schedule 13G dated February 14, 2022.

(5)	The business address for BlackRock, Inc. is 55 East 52nd Street New York, NY 10055. Share ownership is based on Schedule 13G dated February 4, 2022.
(6)
Mr. Stephen A. Feinberg indirectly controls Yosemite. Mr. Feinberg disclaims any beneficial ownership of the shares held by Yosemite, except to the extent of his pecuniary interest therein. Pursuant to a Pledge Agreement, dated as of June 30, 2017 (the “Indemnification Agreement”), Yosemite has granted a pledge over the shares to secure payment of certain taxes relating to uncertain tax positions for which Yosemite has indemnified the Company pursuant to the Indemnification Agreement. If Yosemite is required to pay the Company any amounts pursuant to the Indemnification Agreement, Yosemite may elect to pay such amounts in cash and/or shares. The address of the entity explicitly named in this footnote is c/o Cerberus Capital Management L.P, ATTN: Office of the General Counsel, 875 Third Ave., 11th Floor, New York, NY 10022. Share ownership is based on information available as of the date of the Record Date.

(7)
Consists of 1,625,206 shares held by a trust over which Mr. Walsh has sole voting power, 308,579 shares owned directly by Mr. Walsh, and 462,963 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2022.

(8)	Consists of 28,851 shares owned directly by Mr. Rouse and 172,558 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2022.
(9)	Consists of 8,291 shares owned directly by Mr. Henry and 191,808 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2022.
(10)	Consists of 13,851 shares owned directly by Mr. McCusker and 187,558 issuable pursuant to options that are exercisable within 60 days of April 13, 2022.
(11)	Consists of 101,851 shares owned directly by Mr. Wholey and 99,558 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2022.
(12)	Consists of 1,000 shares owned directly by Mr. Akhtar and 13,889 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2022.
(13)	Consists of 837 shares owned directly by Ms. Kintzer and 13,889 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2022.
(14)	Consists of 1,250 shares owned directly by Mr. O’Hara and 13,889 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2022.
(15)	Consists of 13,889 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2022.
(16)	Consists of 840 shares owned by Ms. Zynczak and 13,889 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2022.
(17)
Includes ownership of 1,238 shares owned directly by executive officer Lesley Bolger, Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary and 46,995 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries and our directors, executive officers or holders of more than 5% of our voting securities.
Amended and Restated Stockholders’ Agreement
The Company entered into an amended and restated stockholders agreement with certain entities affiliated with Mudrick Capital Management, L.P., GoldenTree Asset Management LP and Paulson & Co. Inc. (each, together with its controlled affiliates that own Company securities, a “Nominating Stockholder Group”) and certain entities affiliated with Cerberus Capital Management L.P. (Cerberus and its controlled affiliates that own Company securities, together with the Nominating Stockholder Groups, each a “Stockholder Group”, and together the “Stockholder Groups”), for the purpose of providing for certain rights and obligations of the Company and each of the stockholders party thereto upon and after the consummation of our direct listing which occurred on October 1, 2020. Pursuant to the terms of the amended and restated stockholders’ agreement, each Nominating Stockholder Group, for so long as it and its affiliates together hold at least 10% of the number of shares of our common stock outstanding, has the right to nominate one director for every 10% of the outstanding common stock held by such Nominating Stockholder Group. The amended and restated stockholders’ agreement includes provisions enabling the Stockholder Groups to require us, at our expense, to register shares of our common stock that they hold under certain circumstances, including the requirement to file a “shelf” registration. The amended and restated stockholders’ agreement also provides that we will pay certain expenses of these electing holders relating to such registrations.
Currently, the nomination rights of Paulson and GoldenTree have expired. Additionally, Mudrick Capital’s nomination rights have decreased to two nominees. For 2022, Mudrick Capital did not elect to re-nominate any directors. Additional information regarding nomination rights is set forth above under “Nomination Process and Director Qualifications—Nomination to the Board of Directors.”
Review, Approval or Ratification of Transactions with Related Parties
We maintain a written policy relating to the approval of related person transactions. Pursuant to our policy, a “related person transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Company or any of its subsidiaries is or will be a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and (iii) any related person has or will have a direct or indirect interest. Our audit committee will review and approve or ratify all related person transactions between us and (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our voting securities, or (iii) any immediate family member of any person specified in (i) or (ii) above. The audit committee will review all related person transactions and, where the audit committee determines that such transactions are in our best interests, approve such transactions in advance of such transaction being given effect.
In the course of its review and approval or ratification of a related party transaction, the audit committee will, in its judgment, consider in light of the relevant facts and circumstances whether the transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.
Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the audit committee will provide all material information concerning the transaction to the audit committee. Our policy also includes certain exceptions for transactions that need not be reported and provides the audit committee with the discretion to pre-approve certain transactions.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly-compensated executive officers (other than our Principal Executive Officer and Principal Financial Officer) who were serving in such capacity as of December 31, 2021, or our “named executive officers” or “NEOs”. Our named executive officers for fiscal 2021 were:
•	Joseph A. Walsh, who serves as Chairman and Chief Executive Officer;
•	Paul D. Rouse, who serves as Chief Financial Officer, Executive Vice President and Treasurer;
•	Gordon Henry, who serves as Chief Strategy Officer and Executive Vice President;
•	James McCusker, who serves as Chief Revenue Officer and Executive Vice President; and
•	John Wholey, who serves as Chief Operations & Information Officer and Executive Vice President.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal year 2021. It also provides an overview of our executive compensation philosophy, core principles, and objectives. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation determinations for our named executive officers for fiscal 2021, including the key factors that the compensation committee considered in deciding their compensation.
Compensation Philosophy and Compensation Program Objectives
Our goal for our executive compensation program is to attract, motivate, retain and reward a talented, entrepreneurial, and creative team of executives who will provide leadership for our success in dynamic and competitive markets. Our compensation philosophy is rooted in pay-for-performance, and provides a balanced compensation program that rewards employees for the achievement of our financial, operational and strategic goals. We believe that the most effective program will provide a competitive base salary with annual short-term and long-term incentives based on company and individual performance.
For fiscal year 2021, our executive compensation programs focused on both top-line and bottom-line performance, all while working on transforming our business and positioning the Company to be the leading provider of SaaS marketing solutions and cloud-based tools for SMBs.
For 2021, our compensation committee approved a compensation design and target compensation opportunities, comprising a mix of fixed and variable cash compensation, including base salaries, a short-term cash incentive plan and an overachievement cash plan. Our annual incentive design included metrics tied to our financial growth plan. In light of historically significant stock option awards granted to our NEOs under our 2016 Stock Incentive Plan, the compensation committee determined not to award any long-term incentives in fiscal year 2021 to any of our NEOs. In October 2021, our compensation committee retained Lyons Benenson as its designated compensation consultant and is currently evaluating its approach to long-term incentive compensation for fiscal year 2022. The elements of the 2021 compensation program are described in more detail below.
Within the context of the overall objectives of our compensation programs, we typically determine the specific amounts of compensation to be paid to each of our NEOs based on a number of factors:
•	the performance of our NEOs in prior years;
•	the roles and responsibilities of our NEOs;
•	the individual experience and skills of our NEOs;
•	for each named executive officer, other than our Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer;
•	the amounts of compensation being paid to our other NEOs; and
•	internal equity.

What We Pay and Why: Elements of Compensation
Our executive compensation program is designed to be competitive with companies both within and outside our industry so that we can attract and retain top talent. We design our compensation plans to be transparent to our executive officers and to stockholders, and to support positive governance principles. Accordingly, we believe that each element of our executive compensation program serves each of our objectives to a greater or lesser extent.
The following table sets forth the primary elements of our executive compensation program for fiscal year 2021, including a description of how each element fits into the overall compensation of our NEOs. These compensation elements are described in more detail under “Components of Our NEO Compensation Program”:
	What it Does-How it Works		2021 Plan Metrics- Weighting
Base Salary	•	Basic element of competitive pay.	Not applicable.

	•	Influences annual incentive value (base salary × target annual incentive %).

Short-Term Incentive Plan: Cash	•	Performance-based compensation element with a variable payout potential based on corporate and individual performance.	•	EBITDA-25%
			•	Free Cash Flow-25%
			•	SaaS Revenues-25%
			•	Individual Performance-25%

	•	Intended to motivate and reward executive officers for the achievement of annual (short-term) business objectives.

Over Performance Plan: Cash	•	Incremental cash incentive plan designed as an overachievement program to our Short-Term Incentive Plan.. Only begins to pay once maximum target is achieved under the Short-Term Incentive Plan.	•	EBITDA-25%
			•	Free Cash Flow-25%
			•	SaaS Revenues-50%

	•	Performance-based compensation element with variable payout potential based on company financial performance.

	•	Intended to motivate and reward executive officers for the overachievement of annual business objectives.

Long-Term Equity Incentive Compensation	•
Historically, we have granted options to acquire shares of our common stock that vest over a 3-year period. No new options were granted to our NEOs in 2020 or 2021, however our compensation committee has engaged an external compensation consultant to review and advise on our long-term equity incentive compensation strategy.
Not applicable.

	•	We adopted an Employee Stock Purchase Plan in 2020 that, beginning in 2021, permits all eligible employees to	Not applicable.

	What it Does-How it Works		2021 Plan Metrics- Weighting
elect up to a 15% discount on the fair market value of shares in the Company, subject to a reasonable cap.

	•	Designed to retain executives and align their interests with those of the Company’s stockholders.

Executive Physical	•	Executive officers receive annual reimbursement for a comprehensive medical examination up to $3,000 for EVP and the actual cost of the executive physical for the Chief Executive Officer.	Not applicable.

Retirement Benefits	•	A 401(k) retirement savings plan enables all employees, including executive officers, to contribute a portion of their compensation with a company matching contribution.	Not applicable.

Employment and Severance Benefits	•	CEO Employment Agreement provides for salary, incentive opportunities and severance benefits.	Not applicable.

•
Thryv, Inc. Severance Plan-Executive Vice Presidents and Above (“EVP Severance Plan”) provides for severance benefits equal to a multiple of salary and target short-term incentive award in the event of certain qualifying terminations of employment.

Executive Compensation Process-Compensation Committee
Our compensation committee is responsible for reviewing and making individual compensation determinations for our Chief Executive Officer and other executive officers. Such determinations are presented to the board of directors for its review. Our compensation committee annually reviews and approves the corporate goals, objectives, and other key measures relevant to compensation of our Chief Executive Officer.
Our compensation committee reviews and approves or recommends amendments to our incentive compensation and equity-based compensation plans. Our compensation committee oversees the administration of the cash and equity-based incentive compensation plans to ensure consistency with our compensation policies, objectives, and programs with respect to plan participation, including, but not limited to, approving general size of overall awards, designating eligible participants, approving awards, appointing plan administrators and reviewing their performance, and imposing any limitations, restrictions and conditions upon awards. Our compensation committee also reviews performance-based awards, such as those payable under our short-term incentive and over performance plans as well as our long-term incentive plan, prior to any payout to ensure that performance under the plan is sufficient to merit an award, and payments are made in accordance with the plan terms.
Our compensation committee works with management to make pay determinations and to ensure that our programs are competitive and meet our compensation objectives.
Our compensation committee is authorized to retain, in its discretion, the services of one or more executive compensation advisors to assist with the establishment and review of our compensation programs and related policies. Historically, our compensation committee has not regularly engaged the services of an executive compensation advisor in reviewing and establishing our compensation programs and related policies. Our compensation committee has not previously considered formal compensation market data nor has it formally benchmarked total executive compensation or individual compensation elements against a peer group. Instead, we based compensation levels on the collective experience of the members of our board of directors, compensation committee and our Chief Executive Officer, their business judgment and their experiences in recruiting and retaining executives.
In October 2021, the compensation committee directly engaged Lyons Benenson & Company Inc. (“Lyons Benenson”) as its compensation consultant to assist the compensation committee on the full range of executive and director compensation matters that occur in the ordinary course of business. Such engagement includes, among other things, reviewing and potentially modifying our compensation philosophy, strategy and program and providing on-going advice and counsel to the compensation committee on the status of the compensation program and any opportunities for improvement that might exist therein, including the development a new peer group for compensation benchmarking purposes.
Components of Our NEO Compensation Program
We believe that a substantial portion of our executive compensation should be based on Company performance. We also believe it is essential for our executives to have a meaningful equity stake linked to our long-term performance; therefore, we created compensation packages that aimed to foster this culture. As such, other than base salary, compensation of our NEOs has largely been comprised of short-term incentive pay linked to our financial performance and individual contributions and long-term equity incentive compensation. Other factors we have historically considered in evaluating executive compensation included internal pay equity, external market and competitive information, assessment of individual performance, level of responsibility, and the overall expense of the program.
Base Salary
Base salary has represented the fixed component of our executive officers’ compensation. As mentioned above, our compensation committee is responsible for reviewing and making individual executive officers’ compensation determinations. In consultation with our management, our compensation committee evaluates the performance of executive officers in light of agreed upon measures and determines and approves, or recommends to our board of directors for approval, executive officers’ compensation, including annual base salary levels, but does not automatically increase these levels each year. We believe that base salary increases at the executive officer level are generally warranted when (i) the employee has had a significant increase in job responsibilities, (ii) the employee’s base salary is not viewed as externally competitive or internally equitable or (iii) individual performance and career growth support an increase to base salary.
Our compensation committee reviewed 2020 performance for our NEOs and approved a 3% merit increase for our current executive committee members effective in March 2021, except for Mr. Wholey who received a 5.8% merit increase in recognition for his oversight of both the Company’s operations and information technology to align with market and internal peers. The 2021 base salaries for our NEOs were as follows:
Named Executive Officers	2021 Base Salary
Joseph A. Walsh	$1,060,900
Paul D. Rouse	$521,673
Gordon Henry	$417,338
James McCusker	$417,338
John Wholey	$405,000
Short-Term Incentive Plan - Cash Incentive
We provide our NEOs with the opportunity to earn annual, performance-based cash compensation under our Short-Term Incentive Plan (our “STI”). Payouts under our STI are determined annually by our compensation committee based on each NEO’s target incentive and performance against pre-determined performance measures.
Our compensation committee follows the same benchmarking and decision-making process with respect to STI awards as it does with base salary. Our compensation committee may reassess our target annual incentive for each NEO from time to time.

Our compensation committee approved the target annual incentive, performance levels and payout parameters for the STI for fiscal year 2021 in May 2021. The target annual incentive for 2021 is a percentage of each individual’s base salary as of December 31, 2021, subject to proration based on changes in position or salary. In fiscal year 2021, the STI target annual incentives for each of our NEOs, expressed as a percentage of each NEO’s base salary, were as follows:
Named Executive Officers	Target Annual Incentive (STI)
Joseph A. Walsh	100%
Paul D. Rouse	70%
Gordon Henry	70%
James McCusker	70%
John Wholey	70%
There were three performance metrics in our STI for fiscal year 2021. Below is a description of those metrics and our threshold, target and maximum performance levels and respective payouts under the plan.
1.
EBITDA (25%). This performance metric supports our focus on maintaining margin trends and reflects the board approved budget from December 8, 2020, which represents the budget guiding principles and financial projections of the Company for fiscal year 2021. EBITDA is a non-GAAP financial metric, defined as earnings before interest, tax, depreciation and amortization.

2.
Free Cash Flow (“FCF”) (25%). This performance metric supports our goal of generating value for our shareholders. FCF targets reflect the board approved budget from December 8, 2020, which represents the budget guiding principles and financial projections of the Company for fiscal year 2021. FCF is a non-GAAP financial metric, defined as net cash provided by operating activities less capital expenditures. FCF does not include certain tax liabilities, settlement of liability stock option awards and certain investments in growth opportunities, including merger and acquisitions and relisting activities.

3.
Reported SaaS Gross Revenue (25%). This performance metric was added for fiscal year 2021 to support our goal of transitioning in a SaaS business. Saas Gross Revenue targets reflect the board approved budget from December 8, 2020, which represents the budget guiding principles and financial projections of the Company for fiscal year 2021.

4.
Individual Performance (25%). This performance metric supports our goal of pay for performance. Individual annual goals (which are designed to propel Company performance and objectives) are determined by our Chief Executive Officer for all NEOs other than the Chief Executive Officer. The Chief Executive Officer’s individual annual goals are determined by the compensation committee. The attainment of each NEO’s annual goals is based on an individual performance assessment by our Chief Executive Officer (for all NEOs other than himself) and ratified by the compensation committee; the attainment of our Chief Executive Officer’s individual goals is based on an individual performance assessment by our compensation committee for our Chief Executive Officer. In fiscal year 2021, the Company established a minimum EBITDA threshold (or gate) of $250 million for this performance metric. This means that if EBITDA for fiscal year 2021 was below $250 million, no incentive award would be earned for the Individual Performance metric (i.e. 25% of the STI payout opportunity would not be funded).

The below table reflects in detail the respective payouts per performance level for the EBITDA, Reported SaaS Gross Revenue and FCF performance (collectively, the “Company Performance”) metrics under our STI for fiscal year 2021.
EBITDA (in millions)	% of EBITDA Component Payout		FCF (in millions)	% of FCF Component Payout	Reported SaaS Gross Revenue (in millions)	% of SaaS Revenue Component Payout
$268.00	10%	Threshold	$141.90	10%	$140.40	10%
$269.00	20%		$142.90	20%	$141.40	20%
$270.00	30%		$143.90	30%	$142.40	30%
$271.00	40%		$144.90	40%	$143.40	40%
$272.00	50%		$145.90	50%	$144.40	50%
$273.00	60%		$146.90	60%	$145.40	60%
$274.00	70%		$147.90	70%	$146.40	70%
$275.00	80%		$148.90	80%	$147.40	80%
$276.00	90%		$149.90	90%	$148.40	90%
$277.00	100%	Target	$150.90	100%	$149.40	100%
$278.50	105%		$151.90	105%	$150.40	105%
$280.00	110%		$152.90	110%	$151.40	110%
$281.50	115%		$153.90	115%	$152.40	115%
$283.00	120%		$154.90	120%	$153.40	120%
$284.50	125%	Maximum	$155.90	125%	$154.40	125%
On February 17, 2022, our compensation committee reviewed the Company’s performance against the pre-established metrics for fiscal year 2021. The compensation committee determined that for fiscal year 2021, EBITDA achieved $304.23 million, FCF achieved $155.23 million and Reported SaaS Gross Revenue achieved $171.97 million resulting in the maximum payout of 125.0% for EBITDA and Reported SaaS Gross Revenue and a payout of 122.0% for FCF for the Company Performance component (accounting for 75% of the total award) and that the Individual Performance component (accounting for 25% of the total award) for all NEOs was at target (100%). A few of the 2021 individual goals included “Growing SaaS engagement by 20%”, “Achieving SaaS revenue growth by greater than 12.3%” and “Achieving a minimum of 35% save rate of Thryv clients that call to cancel”. The resulting incentive payments for 2021 STI to NEOs are detailed in the table below:
Named Executive Officers	2021 STI
Joseph A. Walsh	$1,253,851
Paul D. Rouse	$431,587
Gordon Henry	$345,269
James McCusker	$345,269
John Wholey	$335,062
Over Performance Plan-Cash Incentive
We provide our NEOs with the opportunity to earn additional annual, performance-based cash compensation under our Over Performance Plan (our “OPP”). The OPP is intended to motivate and reward executive officers for the overachievement of annual business objectives. Payouts under our OPP are determined annually by our compensation committee based on each NEO’s overachievement of target incentive and performance against pre-determined Company financial performance measures. Our compensation committee may reassess our target OPP incentive for each NEO from time to time.
Our compensation committee approved the target incentives, performance levels and payout parameters for our OPP for fiscal year 2021 in May 2021. The OPP target incentive is expressed as a percentage of each individual’s base salary.

In fiscal year 2021, the OPP target annual incentives for each of our NEOs, expressed as a percentage of each NEO’s base salary, were as follows:
Named Executive Officers	Target Annual Incentive (OPP)
Joseph A. Walsh	100%
Paul D. Rouse	70%
Gordon Henry	70%
James McCusker	70%
John Wholey	70%
Over Performance Plan Metrics and Performance for Fiscal Year 2021
There were three performance metrics in our OPP for fiscal year 2021. Below is a description of those metrics and our threshold, target and maximum performance levels and respective payouts under the plan.
1.
EBITDA (25%). This performance metric supports our focus on maintaining margin trends and reflects the board approved budget from December 8, 2020, which represents the budget guiding principles and financial projections of the Company for fiscal year 2021. EBITDA is a non-GAAP financial metric, defined as earnings before interest, tax, depreciation and amortization.

2.
Free Cash Flow (25%). This performance metric supports our goal of generating value for our shareholders. FCF targets reflect the board approved budget from December 8, 2020, which represents the budget guiding principles and financial projections of the Company for fiscal year 2021. FCF is a non-GAAP financial metric, defined as net cash provided by operating activities less capital expenditures. FCF does not include certain tax liabilities, settlement of liability stock option awards and certain investments in growth opportunities, including merger and acquisitions and relisting activities.

3.
Reported SaaS Gross Revenue (25%). This performance metric was added for fiscal year 2021 to support our goal of transitioning in a SaaS business. Saas Gross Revenue targets reflect the board approved budget from December 8, 2020, which represents the budget guiding principles and financial projections of the Company for fiscal year

Our OPP plan only pays out if we have achieved greater than maximum performance under the STI plan; in fact, threshold level of performance for each metric under the OPP is equal to or greater than the maximum performance achievement levels under our STI Plan. The below table reflects in detail the respective payouts per performance level for each performance metric under our OPP for fiscal year 2021.
EBITDA (in millions)	% of EBITDA Component Payout		FCF (in millions)	% of FCF Component Payout	Reported SaaS Gross Revenue (in millions)	% of SaaS Revenue Component Payout
$284.50		Threshold	$155.90		$154.40
$286.50	13%		$157.90	13%	$156.40	13%
$288.50	25%		$159.90	25%	$158.40	25%
$290.50	38%		$161.90	38%	$160.40	38%
$292.50	50%		$163.90	50%	$162.40	50%
$294.50	63%		$165.90	63%	$164.40	63%
$296.50	75%		$167.90	75%	$166.40	75%
$298.50	88%		$169.90	88%	$168.40	88%
$300.50	100%		$171.90	100%	$170.40	100%
$302.50	113%		$173.90	113%	$172.40	113%
$304.50	125%		$175.90	125%	$174.40	125%
$306.50	138%		$177.90	138%	$176.40	138%
$308.50	150%		$179.90	150%	$178.40	150%
$310.50	163%		$181.90	163%	$180.40	163%
$312.50	175%		$183.90	175%	$182.40	175%
$314.50	188%		$185.90	188%	$184.40	188%
$316.50	200%	No Cap	$187.90	200%	$186.40	200%

On February 17, 2022, our compensation committee reviewed the Company’s performance against the pre-established metrics for fiscal year 2021. The compensation committee determined that for fiscal year 2021, EBITDA achieved $304.23 million or 124% payout incentive, FCF achieved $155.23 million or 0% payout incentive, and Reported SaaS Gross Revenue achieved $171.97 million or 110% of payout incentive. There is not an Individual Performance component for the OPP. The resulting incentive payments for 2021 OPP to NEOs are detailed in the table below:
Named Executive Officers	2021 OPP
Joseph A. Walsh	$912,374
Paul D. Rouse	$314,047
Gordon Henry	$251,237
James McCusker	$251,237
John Wholey	$243,810
Long-Term Equity Incentive Compensation
We have historically provided our executive officers with the opportunity to earn long-term equity incentive compensation in the form of non-qualified stock options under our 2016 Stock Incentive Plan (“2016 Plan”). On September 3, 2020, our board of directors approved our 2020 Incentive Award Plan (“2020 Plan”), which became effective on September 23, 2020, and under which we may award long-term equity incentive grants. Following the effectiveness of our 2020 Plan, no future grants can be awarded under our 2016 Plan; however, all outstanding awards under the 2016 Plan remain outstanding in accordance with the terms of the applicable award agreements and our 2016 Plan. In addition, any shares of common stock that are forfeited or lapse unexercised under the 2016 Plan are added to the pool for issuance under the 2020 Plan.
The purpose of long-term equity awards is to provide incentives for our executives to achieve our long-term financial and operational goals and to reward them for sustained improvements in performance over the long term. Our 2016 Plan and our 2020 Plan are intended to advance the best interests of the Company, our affiliates and our stockholders by providing those persons who have substantial responsibility for the management and growth of Thryv and our affiliates with additional performance incentives and an opportunity to obtain or increase their equity ownership in the Company, thereby strengthening the alignment between the interests of our executives and our shareholders. Our 2016 Plan and our 2020 Plan are administered by the compensation committee with oversight from the board of directors.
Equity Awards in Fiscal Year 2021
None of our NEOs were awarded non-qualified stock options or any other form of equity under our 2020 Plan in fiscal year 2021. Our compensation committee has engaged an outside compensation consultant that is currently evaluating whether any equity awards should be issued to our NEOs in 2022.
STOCK OWNERSHIP AND RETENTION GUIDELINES
In November 2020, the compensation committee adopted stock ownership and retention guidelines pursuant to which all NEOs and non-employee directors are expected to retain 60% of Company stock acquired upon the exercise of options granted by the Company (net of tax and exercise price). The stock ownership guidelines are in effect beginning with the November 18, 2019 grants awarded to our NEOs and the October 15, 2020 grants awarded to our non-employee directors. All future grants made to our NEOs and non-employee directors will be subject to these stock ownership guidelines.
The Compensation Committee regularly monitors compliance with these guidelines, and as of December 31, 2021, all NEOs, including the CEO, and all independent directors were in compliance with this retention guideline. The guidelines may be amended from time to time in the discretion of the compensation committee.
RISK ASSESSMENT OF COMPENSATION POLICIES
During 2021, management reviewed existing incentive compensation programs in which NEOs participate in order to confirm that such programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Lyons Benenson, the Company’s external compensation consult, also reviewed the

Company’s 2021 compensation philosophy, policies and program in order to conduct a risk assessment of the Company’s compensation arrangements. Based on the information furnished by management and Lyons Benenson’s understanding of the current program and arrangements, Lyons Benenson concluded that there is no undue risk in the program.
ANTI-HEDGING POLICY
Under Thryv’s Insider Trading Policy, members of the board of directors and all employees (including officers) of the Company, as well as certain of their family members and entities over which they exert control, are prohibited from engaging in any hedging transactions or otherwise engaging in short sales of Thryv securities.
TAX CONSIDERATIONS
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the amount we may deduct from our federal income taxes for compensation paid to our named executive officers and former named executive officers to $1 million per individual per year. Our compensation committee will continue to monitor regulatory developments and consider the potential effects of Section 162(m) of the Code on the deductibility of compensation paid to our executives. Although our compensation committee is mindful of the benefits of tax deductibility when determining executive compensation, we believe that we should not be constrained by the requirements of Section 162(m) where those requirements would impair our flexibility in attracting and retaining the highest level of talented and experienced executive officers and in compensating our executive officers in a manner that best promotes our mission and strategic objectives.
ACCOUNTING FOR STOCK-BASED COMPENSATION
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees and independent members of our board of directors, including options to purchase shares of our common stock and other stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee currently are, or have been, an officer or employee of the Company. None of our named executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its named executive officers serving on our board of directors or compensation committee.
Report of the Compensation Committee
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.
Compensation Committee:
Bonnie Kintzer, Chair
John Slater
Lauren Vaccarello

COMPENSATION TABLES
The section below contains information, both narrative and tabular, regarding the compensation paid to our NEOs for the fiscal year 2021.
Summary Compensation Table
The following table sets forth the compensation paid or earned for the fiscal years ending December 31, 2019, 2020 and 2021, as applicable, by our NEOs:
Name and Principal Position	Fiscal Year	Salary ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	Option Awards ($)(c)	All Other Compensation ($)(d)	Total ($)
Joseph A. Walsh Chairman & CEO	2021	1,052,581	2,166,225	—	49,905	3,268,711
	2020	1,030,000	2,189,265	811,288	49,858	4,080,411
	2019	1,021,923	1,662,163	9,176,400	16,869,514	28,730,000

Paul D. Rouse Chief Financial Officer, EVP & Treasurer	2021	517,582	745,634	—	16,920	1,280,136
	2020	506,479	753,565	75,921	17,180	1,353,145
	2019	502,507	572,131	931,520	1,814,368	3,820,526

Gordon Henry Chief Strategy Officer & EVP	2021	414,065	596,506	—	16,920	1,027,491
	2020	405,183	602,851	75,921	2,744	1,086,699
	2019	402,006	457,705	931,520	1,696,790	3,488,021

James McCusker Chief Revenue Officer & EVP	2021	414,066	596,506	—	16,920	1,027,492
	2020	405,183	562,851	75,921	16,330	1,060,285
	2019	402,006	457,705	931,520	1,696,790	3,488,021

John Wholey Chief Operations & Information Officer & EVP	2021	398,989	578,872	—	13,920	991,781
	2020	382,673	569,360	95,921	16,330	1,064,284
	2019	379,672	432,277	931,520	1,696,790	3,440,259
(a)	Amounts reported in this column represent the actual salary earned by each of our NEOs.
(b)
Amounts reported in this column for Messrs. Walsh, Rouse, Henry, McCusker and Wholey represent the cash incentive awards paid under our STI and OPP for fiscal years 2019, 2020 and 2021. See “Short-Term Incentive Plan – Cash Incentive” and “Over Performance Plan - Cash Incentive” in our Compensation Discussion and Analysis for further detail.

(c)
We did not grant equity awards to our NEOs in fiscal years 2020 and 2021. Amounts included for 2020 reflect the incremental fair value of repriced options, computed in accordance with FASB ASC Topic 718.

(d)	All Other Compensation for fiscal year 2021 consisted of the following (all amounts in dollars):
Name	401(k) Matching Contributions ($)(1)	Allowance ($)(2)	Executive Physicals ($)(3)	Total

Joseph A. Walsh	13,920	30,000	5,985	49,905
Paul D. Rouse	13,920	—	3,000	16,920
Gordon Henry	13,920	—	3,000	16,920
James McCusker	13,920	—	3,000	16,920
John Wholey	13,920	—	—	13,920
(1)	Amounts reported in this column represent the matching contribution made by the Company under the Company’s tax-qualified 401(k) retirement plan in 2021.
(2)	For Mr. Walsh, amount includes an expense allowance of $30,000 for the maintenance of a remote office and miscellaneous expenses incurred.
(3)	Executive officers receive annual reimbursement for a comprehensive medical examination up to $3,000 for EVPs and the actual cost of the physical for the Chief Executive Officer.
Retirement Savings Benefits
We offer a 401(k) retirement savings plan to all employees, including all NEOs, to enable them to contribute a portion of their base salary and earned STI award. We provide an employer contribution match up to statutory limits, which was suspended in May 2020, but reinstated for fiscal year 2021.

Other Employee Benefits
Benefits are part of the overall competitive compensation program designed to attract and retain employees, including our NEOs. The NEOs participate in the same benefit programs as the general employee population, with the additional benefit made to them for annual executive physical examinations. Our NEOs have the option of submitting reimbursements for the annual physical examination benefit, which provides eligible executives with a comprehensive medical examination once per year. Our compensation committee will continue to periodically review and evaluate personal benefits provided to the NEOs.
Broad-Based Benefits Programs and Perquisites
All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. Our NEOs are also eligible to participate in our employee stock purchase plan, beginning in fiscal year 2021, on the same terms as our eligible employees. In fiscal year 2021, our NEOs also received certain perquisites and personal benefits set forth in the “Summary Compensation Table” above. We provide these benefits to retain and attract talented executives with the skills and experience to further our long-term strategic plan.
NEO Employment Agreements and Arrangements
From time to time, we entered into employment agreements and arrangements in order to attract and retain key executives. Mr. Walsh is the only NEO party to an employment agreement with us.
Applicable Non-Competition and Non-Solicitation Covenants
Each NEO is bound by a non-competition agreement during his or her respective period of employment and would be bound to such agreement for a period of twelve months following his or her termination of employment for any reason. As a part of the non-competition agreement, each of the NEOs would also be subject to employee non-solicitation/no-hire covenants for twelve months following termination of his or her employment for any reason.
Grants of Plan-Based Awards Fiscal Year 2021
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Option Awards(3)
Name		Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Joseph A. Walsh	STI	1/1/2021	334,750	1,030,000	1,351,875	—	—	—
	OPP	1/1/2021	103,000	—	—	—	—	—
	SIP	1/1/201	—	—	—	—	—	—
Paul D. Rouse	STI	1/1/2021	164,606	354,535	465,328	—	—	—
	OPP	1/1/2021	35,454	—	—	—	—	—
	SIP	1/1/2021	—	—	—	—	—	—
Gordon Henry	STI	1/1/2021	135,635	292,137	382,429	—	—	—
	OPP	1/1/2021	29,214	—	—	—	—	—
	SIP	1/1/2021	—	—	—	—	—	—
James McCusker	STI	1/1/2021	135,635	292,137	382,429	—	—	—
	OPP	1/1/2021	29,214	—	—	—	—	—
	SIP	1/1/2021	—	—	—		—	—
John Wholey	STI	1/1/2021	131,625	283,500	372,094	—	—	—
	OPP	1/1/2021	28,350	—	—	—	—	—
	SIP	1/1/2021	—	—	—	—	—	—
(1)
For fiscal year 2021 Thryv added SaaS Revenue as a third financial metric to reflect our focus on SaaS growth, in addition to EBITDA and FCF for the 2021 STI and OPP programs. Amounts shown represent threshold, target and maximum payouts under our STI, and threshold payout under our OPP. The OPP is an incremental incentive plan to the STI and is only funded after the STI achieves maximum payout. The OPP is not capped and therefore does not have a target or maximum achievement level. For fiscal 2021, an award would only pay out pursuant to our OPP if EBITDA exceeded $284.5MM, FCF exceeded $155.9MM and SaaS Revenue exceeded $154.4MM.

(2)	There were no grants of equity to NEOs during 2021.

Outstanding Equity Awards at Fiscal Year-End Fiscal Year 2021
The following table provides information regarding all outstanding stock options held by each individual as of December 31, 2021.
		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(4)	Option Expiration Date
Joseph A. Walsh	11/18/2019(1)	277,778	771,605	13.82	11/18/2029
Paul D. Rouse	11/14/2016(2)	136,521	—	3.68	11/14/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
Gordon Henry	9/26/2016(2)	154,771		3.68	9/26/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
James McCusker	9/26/2016(2)	150,521		3.68	9/26/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
John Wholey	9/26/2016(2)	62,521		3.68	9/26/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
(1)
Stock option grant originally awarded to Mr. Walsh on November 18, 2019. On November 23, 2020, the board of directors and compensation committee approved an option repricing (the “Option Repricing”), which, contingent upon each NEO’s written consent, lowered the exercise price of the relevant options from $16.20 to $13.82 per share and implemented a delayed vesting scheduled for those options granted in 2019, effective December 29, 2020. Mr. Walsh consented to the stock option repricing and subsequent restarting of the monthly vesting schedule to begin January 1, 2021, provided he remains in continuous service with the Company, and subject to accelerated vesting in the event of Mr. Walsh’s termination without cause or resignation for good reason, in each case, within six months prior to, or 12 months following, a change in control.

(2)
Stock option grants awarded to Mr. Rouse on November 14, 2016 and stock option grants awarded to Messrs., Henry, McCusker and Wholey on September 26, 2016 vested in three equal installments on each of January 1, 2018, January 1, 2019 and January 1, 2020.

(3)
Stock option grants originally awarded to Messrs. Rouse, Henry, McCusker and Wholey on November 18, 2019. In connection with the Option Repricing, the exercise price of the relevant options was lowered from $16.20 to $13.82 per share and a delayed vesting scheduled was implemented for those options granted in 2019, effective December 29, 2020. All NEOs consented to the Option Repricing and subsequent restarting the vesting schedule for Messrs. Rouse, Henry, McCusker and Wholey to vest in three equal installments on each of January 1, 2022, January 1, 2023 and January 1, 2024, provided each NEO remains in continuous service with the Company.

(4)	For applicable grants, reflects the revised exercise price of $13.82 per share pursuant to the Option Repricing.
Option Exercises and Stock Vested-Fiscal Year 2021
The following table provides information regarding vested stock options exercised by each NEO in Fiscal Year 2021.
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Joseph A. Walsh	61,728	411,726
Paul D. Rouse	11,000	184,680
Gordon Henry	7,750	197,073
James McCusker	12,000	334,920
John Wholey	100,000	1,927,000
(1)
Messrs. Walsh, Rouse, Henry, McCusker and Wholey all elected to exercise and hold some of their vested options. Mr. Walsh exercised and held 61,728 shares granted under his November 18, 2019 grant at an exercise price of $13.82 on March 18, 2021. Mr. Rouse elected to exercise and hold 5,000 shares on March 3, 2021; 3,000 shares on March 4, 2021, 2,000 shares on March 17, 2021 and 1,000 shares on October 27, 2021, all at an exercise price of $3.68 per share. Mr. Henry elected to exercise and hold 2,750 shares on September 17, 2021 and 5,000 shares on September 21, 2021 at an exercise price of $3.68. Mr. McCusker elected to exercise and hold 12,000 shares on August 24, 2021 at an exercise price of $3.68. Mr. Wholey elected to exercise and hold 100,000 shares on February 16, 2021 at an exercise price of $3.68 per share.

(2)
The fair market value of a share of our common stock was $22.95 on February 11, 2021; $20.73 on March 3, 2021; $18.15 on March 4, 2021; $19.00 on March 17, 2021; $20.49 on March 18, 2021; $31.59 on August 24, 2021; $29.47 on September 17, 2021; $28.91 on September 21, 2021 and $29.06 on October 27, 2021.

Pension Benefits
None of our NEOs participated in, and received benefits under, any pension or defined benefit retirement plan sponsored by the Company during fiscal year 2021.
Nonqualified Deferred Compensation
Our NEOs did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by the Company during fiscal year 2021.
Potential Payments Upon Termination or Change of Control - Fiscal Year 2021
The following table summarizes the potential payments and benefits that each of Messrs. Walsh, Rouse, Henry, McCusker, and Wholey (the “Current NEOs”) would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company. In each case, the table assumes the Current NEO’s termination or the change of control occurred on December 31, 2021. The table below does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under tax-qualified plans.
Name & Event	Cash Severance ($)	STI Awards ($)(3)	Benefits Continuation ($)(4)	Accelerated Vesting of Stock Options ($)	Outplacement ($)(5)	Total ($)
Joseph A. Walsh
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(1)	2,121,800	1,253,851	—	—	—	3,375,651
Death(1)	2,121,800	1,253,851	—	—	—	3,375,651
Disability(1)	2,121,800	1,253,851	—	—	—	3,375,651
Resignation for Good Reason, Termination without Cause in connection with a Change in Control(1)	4,243,600	1,253,851	—	21,072,533	—	26,569,984
Paul D. Rouse
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,330,266	431,587	1,581	—	7,250	1,770,684
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,773,688	431,587	1,581	—	7,250	2,214,106
Gordon Henry
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,064,212	345,269	1,266	—	7,250	1,417,997
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,418,949	345,269	1,266	—	7,250	1,772,734

Name & Event	Cash Severance ($)	STI Awards ($)(3)	Benefits Continuation ($)(4)	Accelerated Vesting of Stock Options ($)	Outplacement ($)(5)	Total ($)
James McCusker
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,064,212	345,269	1,265	—	7,250	1,417,996
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,418,949	345,269	1,265	—	7,250	1,772,773
John Wholey
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,032,750	335,062	1,194	—	7,250	1,376,256
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,377,000	335,062	1,194	—	7,250	1,720,506
(1)
Pursuant to the Walsh Employment Agreement, in the event that Mr. Walsh’s employment is terminated by the Company without cause, by reason of Mr. Walsh’s resignation for good reason, by reason of Mr. Walsh’s death or disability, or as a result of the Company’s non-renewal of the employment term, Mr. Walsh is entitled to a lump sum cash severance amount equal to one times (1x) the sum of his annual base salary and target STI award. Mr. Walsh would also be entitled to a pro-rated STI award for the year in which his employment terminates (based on actual performance). In the event that Mr. Walsh’s employment is terminated by the Company without cause, by reason of his resignation for good reason, or as a result of the Company’s non-renewal of the employment term, in each case, within 6 months prior to and 12 months following a change in control, his lump sum cash severance amount would be increased to two times (2x) the sum of his annual base salary and target STI award.

(2)
Pursuant to the EVP Severance Plan, in the event that Messrs. Rouse’s, Henry’s, McCusker’s or Wholey’s employment is terminated by the Company without cause or by reason of their resignation for good reason, they would be entitled to a cash severance amount equal to (i) 78 weeks’ of base pay, payable in equal installments on the Company’s regular payroll schedule over the 78 weeks, and (ii) one and one-half (1.5) times their target STI award payable in equal installments on the Company’s regular payroll over a period of 78 weeks. They would also be entitled to a pro-rated STI award for the year in which their employment terminates (based on actual performance). In the event that Messrs. Rouse’s, Henry’s, McCusker’s or Wholey’s employment is terminated by the Company without cause or by reason of their resignation for good reason, in each case, within 2 years following a change in control, their cash severance amount would be increased to (i) 104 weeks’ of base pay, payable in equal installments on the Company’s regular payroll schedule over 104 weeks, and (ii) two (2) times their target STI award payable in equal installments on the Company’s regular payroll period over a period of 104 weeks.

(3)
Amounts reported in this column were calculated on the basis of short-term cash incentive awards paid under our STI for 2020 performance, which were approved on March 8, 2021 and paid on March 26, 2021.

(4)
For Messrs. Rouse, Henry, McCusker, and Wholey, represents continuation of Company-paid life insurance coverage for up to 18 months in the event that their employment is terminated by the Company without cause or by reason of their resignation for good reason, pursuant to the terms of the EVP Severance Program.

(5)
For Messrs. Rouse, Henry, McCusker and Wholey, represents 12 months of Company-paid outplacement benefits in the event their employment is terminated by the Company without cause or by reason of their resignation for good reason pursuant to the terms of the EVP Severance Program.

(6)
Pursuant to the term of Mr. Walsh’s stock option grants, in the event that Mr. Walsh’s employment is terminated by the Company without cause, or Mr. Walsh resigns for good reason, in either case within six months prior to or 12 months following a “change in control”, all outstanding unvested stock options held by Mr. Walsh will immediately vest and become exercisable as of the date of such termination (or change in control, if later).

Severance
We do not have employment agreements with any NEOs except for Mr. Walsh. Other NEOs are eligible to receive executive severance benefits pursuant to, and are subject to certain restrictive covenants under, our EVP Severance Plan. Our EVP Severance Plan provides benefits to certain of our executives serving in the position of Executive Vice President or a more senior position in the event of termination of their employment under the circumstances described in our EVP Severance Plan. The EVP Severance Plan was designed primarily to encourage executives to remain employed with the Company by providing certain severance protection against involuntary termination of employment with additional severance protection applicable to a termination of employment in connection with a change in control.
Each of Messrs. Rouse, Henry, McCusker and Wholey participate in the EVP Severance Plan. The EVP Severance Plan includes salary continuation severance and target STI award severance for qualifying separations and enhanced salary continuation severance and target STI award severance in the event of a change in control. For additional information about the potential payments and benefits that each of Messrs. Rouse, Henry, McCusker and Wholey would be entitled to receive pursuant to the EVP Severance Plan upon a qualifying separation or change in control, see “Compensation Tables - Potential Payments Upon Termination or Change of Control - Fiscal Year 2021.”
Mr. Walsh does not participate in and is not entitled to receive any payments or other benefits under the EVP Severance Plan. Under the Walsh Employment Agreement, Mr. Walsh is entitled to receive payments upon the termination of his employment under certain circumstances. These payments are described under “Compensation Tables - Potential Payments Upon Termination or Change in Control - Fiscal Year 2021.”
Joseph A. Walsh Employment Agreement
In connection with Mr. Walsh’s appointment as our President and Chief Executive Officer, Mr. Walsh and the Company entered into an Amended and Restated Employment Agreement, dated as of September 26, 2016 (the “Walsh Employment Agreement”). The Walsh Employment Agreement provides for an initial term until December 31, 2019, during which Mr. Walsh is entitled to a base salary at a fixed annual rate and an annual award of one hundred percent of his base salary subject to annual performance objectives. The term of employment is automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party gives notice of intention to not renew the employment term. The agreement also provides for a notice and 30-day cure period prior to termination with cause. The Company may terminate without cause immediately upon written notice. Mr. Walsh is entitled to a stipend each month to maintain a remote office.
Under the Walsh Employment Agreement, Mr. Walsh’s employment continues until the earlier of his resignation (with or without good reason), death or disability or termination by the Company (with or without cause). If the Company terminates Mr. Walsh’s employment with cause, Mr. Walsh resigns without good reason, or Mr. Walsh’s employment terminates because he does not renew his employment term, Mr. Walsh is entitled to receive the following: (i) any unpaid base salary through the date of termination, (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination, (iii) any accrued but unused vacation time in accordance with our policy, (iv) except in the case of termination for cause, any accrued but unpaid bonus for the most recently completed year (or most recently completed period in the case of bonus plans covering periods shorter than a year) under our short term cash incentive plans and (v) all other payments, benefits or fringe benefits that Mr. Walsh is entitled to receive under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan, program, grant or the Walsh Employment Agreement (collectively, (i) through (v) the “accrued benefits”).
If the Company terminates Mr. Walsh’s employment other than for cause, Mr. Walsh resigns for good reason, Mr. Walsh’s employment terminates due to his death or disability, or Mr. Walsh’s employment terminates because the Company does not renew Mr. Walsh’s employment term, conditioned on Mr. Walsh signing a release of claims in favor of the Company (except with respect to the accrued benefits), the Company will pay Mr. Walsh (or his estate, as applicable), (i) any accrued benefits, (ii) a pro-rated bonus for the year (or period in the case of bonus plans covering periods shorter than a year) in which Mr. Walsh’s employment terminates, such bonus to be determined based on actual performance and consistent with senior executives who remain employed with the Company, and then prorated based on the number of calendar days of such year (or period) elapsed through the date of Mr. Walsh’s employment is terminated, payable at the same time as bonuses are paid to other senior executives for the year (or period) and (iii) a cash severance amount equal to one times (1x) the sum of (x) his base salary and (y) target bonus, which amount shall be paid in a lump sum promptly after termination. If the Company terminates Mr. Walsh’s employment other than for cause, Mr. Walsh resigns for good reason, or Mr. Walsh’s employment terminates because the Company does not renew Mr. Walsh’s employment term, in each case within 6 months prior to or 12 months following a change in control, (1) his cash severance amount will be increased to two times (2x) the sum of (i) his base salary, and (ii) his target bonus, which amount shall be paid in a lump sum promptly after termination, and (2) the initial options granted to him on September 26, 2016 would immediately vest. In addition, the terms of Mr. Walsh’s outstanding option award agreements, also provide for immediately vesting of his options upon a termination of his employment by the Company without cause or a resignation by Mr. Walsh with good reason, in either case, within 6 months prior to or 12 months following a change in control.
The Walsh Employment Agreement defines “cause” as Mr. Walsh’s (i) willful misconduct with regard to the Company or his performance of his duties for the Company; (ii) embezzlement or misappropriation of assets of the Company (not including a good faith dispute over expense reimbursements) or fraud against the Company; (iii) conviction of, or guilty plea or plea of nolo contendere with respect to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (iv) material breach of the Walsh Employment Agreement or any applicable restrictive covenants; (v) willful refusal to attempt in good faith to perform his duties; (vi) willful and material violation of the Company’s generally applicable policies, including but not limited to any employment handbook and ethics code, if such violation can reasonably be expected to have a material adverse effect on the Company’s business or reputation; or (vii) willful and repeated failure to attempt to follow in good faith the lawful directives of the board of directors. With respect to any termination by reason of any of (iv) through (vii), prior to termination, Mr. Walsh will be given written notice detailing the specific cause event, and he will be entitled to a 30-day cure period following receipt of such notice, following which, if the cause event in question is not cured, he will be terminated for cause (subject to certain specified limitations on the opportunities to cure any cause event that is substantially the same as a previous occurrence).
The Walsh Employment Agreement defines “good reason” as the occurrence of any of the following events, without Mr. Walsh’s express written consent, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by Mr. Walsh to the Company of the occurrence of one of the reasons set forth below: (i) material diminution in Mr. Walsh’s duties, authorities or responsibilities or reporting lines as set forth in the Walsh Employment Agreement (other than temporarily while physically or mentally incapacitated or as required by applicable law), provided, however, that implementation by the board of directors of its authority on hiring and firing as specified in the Employment Agreement will not be a violation of this clause (i); (ii) material diminution in base salary or target awards; or (iii) the Company’s material breach of its obligations to Mr. Walsh under the Walsh Employment Agreement. Mr. Walsh is required to provide the Company with a written notice detailing the specific circumstances alleged to constitute “good reason” within 90 days after the first occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above.
Mr. Walsh has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by Mr. Walsh while he is employed by us that relates to our business shall belong exclusively to us. During the term of Mr. Walsh’s employment with us and during the six-month period immediately thereafter, Mr. Walsh has agreed not to directly or indirectly, own manage, operate, control, be employed by or render services to any person, firm, corporation or other entity that is engaged in competition with us. Mr. Walsh has also agreed that during the term of his employment with us and during the one-year period immediately thereafter, Mr. Walsh will not solicit or hire any of our employees or interfere with the relationship between us and any of its vendors, joint ventures or licensors.
2021 Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information relating to the ratio of the median of the annual total compensation of all of our employees (other than our Chief Executive Officer) and the annual total compensation of our Chief Executive Officer, Joseph Walsh.
For fiscal year 2021, the median of the annual total compensation of all our employees (other than our CEO) was $92,155; and the annual total compensation of our Chief Executive Officer, Mr. Walsh, as reported in the Summary Compensation Table above was $3,268,711. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 35 to 1.

To identify our median employee, we took the following steps:
•	We selected December 31, 2021, the last day of our 2021 fiscal year, as the determination date for purposes of identifying our median employee.
•	We selected our median employee based on 2,088 full-time and part-time U.S. employees who were actively employed as of the determination date.
•
We identified our median employee using 2021 gross payroll earnings, excluding our CEO. Such compensation was annualized for employees who did not work the entire fiscal year. All employees, except for our CEO, were ranked from lowest to highest with the median employee determined from this list.

•	We excluded approximately 400 employees of Sensis Holding Limited, which was acquired by Thryv on March 1, 2021. We excluded these employees based on the acquisition exception allowed by SEC rules.
Once we identified our median employee, we determined their total annual compensation for 2021 in the same manner that we calculated the total annual compensation of our CEO. The median employee’s total annual compensation was then compared to the total annual compensation of our CEO in 2021 to determine the pay ratio.
Because SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

PROPOSAL NO. 3 NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are providing stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers as described in Compensation Discussion and Analysis and the Compensation Tables. At our 2021 annual meeting of stockholders, stockholders voted on a non-binding proposal to advise on whether the advisory vote on executive compensation should occur every one, two or three years. As a majority of our stockholders voted in favor of an annual vote, our board of directors decided to annually provide our stockholders with an advisory vote on the compensation of our named executive officers. The next vote on the frequency of the advisory vote on executive compensation will be held at our 2027 annual meeting of stockholders.
This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy and practices, as discussed in this Proxy Statement. As discussed in those disclosures, our compensation programs are designed to align total executive compensation with Company performance while enabling us to attract, retain, and motivate executives who can achieve sustained long-term growth and strong financial performance for our stockholders. Our compensation committee continually reviews the compensation program for our named executive officers to ensure it achieves the desired goals of aligning our executive compensation structure with our stockholder interests.
As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

ADDITIONAL INFORMATION
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Our second amended and restated bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Company’s Secretary.
To be timely for our 2023 annual meeting of stockholders, a stockholder’s notice of nomination or other proposal of business must be delivered to or mailed and received by our Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary at our principal executive offices not earlier than February 9, 2023 and not later than March 11, 2023. A stockholder’s notice to our Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our second amended and restated bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2023 annual meeting of stockholders must be received by us not later than December 29, 2022 in order to be considered for inclusion in our proxy materials for that meeting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the reporting and information requirements of the Exchange Act and as a result file reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Thryv Holdings, Inc., that file electronically with the SEC. We also maintain a website at www.thryv.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Proxy Statement.
ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare, Inc., or you are in possession of stock certificates): visit www.computershare.com and log into your account to enroll.
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.
Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare, Inc., our transfer agent, by phone at 1-800-736-3001 or visit www.computershare.com with questions about electronic delivery.
“HOUSEHOLDING”—STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by calling Broadridge at (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of a Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, annual report and other proxy materials, you may write our Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary at 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding, or our Chief Legal Officer & Human Resources and Executive Vice President, Chief Compliance Officer and Secretary at the address or telephone number listed above.
OTHER MATTERS
Our board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SCAN TO
VIEW MATERIALS & VOTE

THRYV HOLDINGS, INC.
2200 WEST AIRFIELD DRIVE
P.O. BOX 619810
DFW AIRPORT, TX 75261-9810

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/THRY2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Ryan O'Hara and Heather Zynczak as Class II directors to serve until 2025.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Ryan O'Hara 02) Heather Zynczak

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐
3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000566629_1 R1.0.0.24

THRYV HOLDINGS, INC.
Annual Meeting of Stockholders
June 9, 2022 9:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Joseph A. Walsh, Paul D. Rouse and Lesley Bolger, or each or all of them, as the true and lawful attorneys of the undersigned (the "Named Proxies") with full power of substitution, and authorizes the Named Proxies, and each of them, to vote as proxies for the undersigned at the Annual Meeting of Stockholders of Thryv Holdings, Inc. (the "Company") to be held virtually on June 9, 2022, at 9:00 a.m. CDT and at any or all adjournments thereof, all of the shares of capital stock of the Company which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters properly coming before the meeting or any adjournment. **If no contrary indication is made, the shares represented by this proxy will be voted as directed, or if no direction is given, shares will be voted identical to the Board of Directors' recommendation. If other matters come before the meeting, this proxy will be voted in the discretion of the Named Proxies.**

Continued and to be signed on reverse side

0000566629_2 R1.0.0.24